UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 1, 2009

Comfort Systems USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13011	76-0526487
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 Post Oak Boulevard, Suite 500
Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (713) 830-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           As previously announced on October 13, 2008 by Comfort Systems USA, Inc. (the “Company”), the Company appointed Brian E. Lane its Executive Vice President and Chief Operating Officer on January 1, 2009.  Mr. Lane, who is 51 years old, joined the Company in October 2003, serving the entire time as Vice President and then Senior Vice President for Region One of the Company.  Prior to joining the Company, Mr. Lane spent 15 years at Halliburton, a global provider of products and services to energy, industrial, and government customers, including employment by Brown and Root, an engineering and construction company.   During his tenure, he held various positions in business development, strategy, and project activities, including the position of Regional Director of Europe and Africa. Additionally, he held the position of Vice President at Kvaerner, an international engineering and construction company.  Mr. Lane earned a Bachelor of Science in Chemistry from University of Notre Dame and his MBA from Boston College.  Mr. Lane will continue to be a beneficiary of the Company’s Executive Severance Policy and has a Change-in-Control Agreement that contains a non-compete provision and also provides for a change-in-control payment equal to one times Mr. Lane’s annual base salary plus the greater of his current bonus or the average of the prior three years’ bonuses (whichever is greater).  Effective January 1, 2009, Mr. Lane’s base salary was increased to $273,000 USD, and it is anticipated that his annual performance initiative will consist of a performance component as well as a discretionary component and will in the aggregate range from zero percent to one hundred forty five percent of his annual salary.  In addition, Mr. Lane will also receive a monthly living allowance through August of 2010 of $2,000 USD and reimbursement of commuting expenses through August of 2010.

Also as previously announced, the Company appointed Thomas N. Tanner, age 59, who was serving as the Company’s Executive Vice President and Chief Operating Officer, to the position of Executive Vice President — Corporate and Business Development.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORT SYSTEMS USA, INC.

		By:	/s/ Trent T. McKenna
Trent T. McKenna, Vice President and
General Counsel

Date:	January 5, 2009